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Exhibit 4.18

BIOVAIL CORPORATION

DEFERRED SHARE UNIT PLAN FOR
US DIRECTORS

APPROVED: MAY 3, 2005
AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009

TABLE OF CONTENTS

ARTICLE 1 PREAMBLE AND DEFINITIONS
1.1	Title	3
1.2	Purpose of the Plan	3
1.3	Definitions	3
1.4	Schedules	4
ARTICLE 2 INTERPRETATION
2.1	Governing Law	4
2.2	Severability	4
2.3	References	4
ARTICLE 3 ELIGIBILITY
3.1	Establishment	4
3.2	Automatic Participation for Directors	5
3.3	No Additional Rights	5
ARTICLE 4 DEFERRED SHARE UNIT GRANTS AND ACCOUNTS
4.1	Annual Grants	5
4.2	Election to Participate	5
4.3	Effect of Notice	5
4.4	Termination or Change to Election	5
4.5	Timing and Recording of Credits	6
4.6	Calculation of Number of Deferred Share Units	6
4.7	Deferred Share Unit Account	6
4.8	Dividends	6
4.9	Adjustments	6
4.10	No Price Adjustment	6
ARTICLE 5 REDEMPTION ON RETIREMENT OR DEATH
5.1	Redemption	6
5.2	Payment of Redeemed Amount	7
ARTICLE 6 SHAREHOLDER RIGHTS
6.1	No Shareholder Rights	7
ARTICLE 7 ADMINISTRATION
7.1	Unfunded Obligation	7
7.2	Committee to Administer Plan	7
7.3	Amendment and Termination	7
7.4	Costs of Administration	7
7.5	Section 409A of the Code	7
ARTICLE 8 ASSIGNMENT
8.1	Assignment	8

 BIOVAIL CORPORATION

DIRECTORS' DEFERRED SHARE UNIT PLAN

ARTICLE 1

PREAMBLE AND DEFINITIONS

1.1   Title.

        The Plan herein described shall be called the "Directors' Deferred Share Unit Plan", and is referred to herein as the "Plan". This Plan is amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the "Code"). Until December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to section 409A of the Code.

1.2   Purpose of the Plan.

        The purpose of the Plan is to promote a greater alignment of interests between the directors of the Corporation who participate in the Plan and the shareholders of the Corporation.

1.3   Definitions.

  "Annual Board Retainer" means the annual cash retainer payable by the Corporation to a Director in a financial year for service on the Board and any committee of the Board, but excludes other retainers and fees (including, without limitation, any Chair Retainer and Meeting Fees).).

  "Annual Chair Retainer" means the annual retainer paid by the Corporation to a Director in a financial year for acting as the chair of the Board or of one or more committees of the Board, but excludes other retainers and fees (including, without limitation, the Annual Board Retainer and Meeting Fees).

  "Annual DSU Allocation" means such amount as may from time to time be determined by resolution of the Directors of the Corporation.

  "Annual Payment Date" has the meaning ascribed thereto in Section 4.1.

  "Board" means the board of directors of the Corporation.

  "Corporation" means Biovail Corporation and any successor corporation whether by amalgamation, merger or otherwise.

  "Deferred Share Unit" means a bookkeeping entry, the value of which on any particular date shall be equal to the Market Price.

  "Deferred Share Unit Account" has the meaning ascribed thereto in Section 4.7.

  "Director" means a director of the Corporation other than a director who is a full-time employee of the Corporation.

  "Election Notice" has the meaning ascribed thereto in Section 4.2.

  "Market Price" means the market price of a Share and shall be the VWAP on the TSX, or the NYSE or other stock exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding such date, except that with respect to Members subject to U.S. taxation, to the extent required by section 409A of the Code, "Market Price" of a Share means the greater of (i) the Market Price as calculated above or (ii) the VWAP on the TSX, or the NYSE or other stock exchange where the majority of the trading volume and value of the Shares occurs, for the single trading day immediately preceding such date. The Market Price so determined may be in Canadian dollars or U.S. dollars. As a result, the Market Price of a Share in respect of a Deferred Share Unit that will be paid in Canadian dollars shall be either (a) such Market Price as determined above, if in Canadian dollars, or (b) such Market Price as determined above converted into Canadian dollars at the closing rate of exchange of the Bank of Canada on the Date of Grant, if in U.S. dollars. Similarly, the Market Price of a of a Share in respect of a Deferred Share Unit that will be paid in U.S. dollars shall be either (a) such Market Price as determined above, if in U.S. dollars, or (b) such Market Price as determined above converted into U.S. dollars at the closing rate of exchange of the Bank of Canada on the Date of Grant, if in Canadian dollars. If on the such date there is not a closing rate of exchange of the Bank of Canada, then the Market Price of a Share shall be determined as provided above on the first day immediately preceding such date for which there was such a closing rate of exchange. The Market Price of a Share shall be rounded up to the nearest whole cent.

  "Meeting Fees" means the fees paid by the Corporation to a Director in a financial year for attendance at meetings of the Board and its committees.

  "Member" means a Director who becomes a participant in the Plan in accordance with Article 4.

  "Member's Termination Date" has the meaning ascribed thereto in Section 5.1.

  "NYSE" means the New York Stock Exchange.

  "Payment Date" has the meaning ascribed thereto in Section 4.1.

  "Shares" means the common shares of the Corporation and such other shares as may be substituted therefor as a result of amendments to the articles of the Corporation, a reorganization of the Corporation or otherwise.

  "Trading Day" means any date on which the TSX is open for the trading of the Shares.

  "TSX" means the Toronto Stock Exchange.

  "VWAP" means the volume weighted average trading price of the Shares, calculated by dividing the total value by the total volume of Shares traded for the relevant period.

1.4   Schedules.

  Schedule A — Election Notice

ARTICLE 2

INTERPRETATION

2.1   Governing Law.

        The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and the federal laws in Canada applicable therein.

2.2   Severability.

        If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.3   References.

        Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein. In the Plan, references to the singular shall include the plural and vice versa, as the context shall require.

ARTICLE 3

ELIGIBILITY

3.1   Establishment.

        The Plan was originally effective May 4, 2005. The Plan as amended and restated herein is effective January 1, 2009.

3.2   Automatic Participation for Directors.

        Each Director in office at the effective date of establishment of the Plan shall, without further formality, become a Member in the Plan. Each person who becomes a Director at any time subsequent to the effective date of establishment of the Plan shall thereupon, without further or other formality, become a Member of the Plan.

3.3   No Additional Rights.

        Nothing herein contained shall be deemed to give any person the right to be retained as a Director of the Corporation or as an employee of the Corporation.

ARTICLE 4

DEFERRED SHARE UNIT GRANTS AND ACCOUNTS

4.1   Annual Grants.

        Each year, within three (3) business days following the election or appointment of any Director, (each of which is referred to as a "Payment Date", annually, the "Annual Payment Date"), such Director shall be credited, without further or other formality, with the respective number of Deferred Share Units as may be determined by dividing the Annual DSU Allocation by the Market Price at the Annual Payment Date in question, subject, if such person is not elected by the shareholders at the annual general meeting, to proration according to the number of days such person was a Director of the Corporation during the preceding twelve month period or as the Board may otherwise determine.

4.2   Election to Participate.

        Each Director shall have, subject to the conditions stated herein, the right to elect in accordance with this Section 4.2, to be credited with Deferred Share Units in lieu of all or any part of the Annual Board Retainer and all or any part of any Annual Chair Retainer otherwise payable to such Director in cash (commencing with amounts payable after the effective date of the Plan). No such election shall be effective unless and until the Director in question shall have filed a notice of election in the form of Schedule A hereto (the "Election Notice") with the Corporation's Chief Financial Officer. An Election Notice must be filed on or before the last business day of the calendar year ending immediately before the calendar year to which the Annual Board Retainer and/or Annual Chair Retainer relate, except in the case of a newly elected or appointed Director, whose Election Notice is effective for the year in which such Director first becomes a Director if the Election Notice is filed on or before the earlier of (i) thirty days after the date the Director first became a Director, and (ii) the last business day of the calendar year in which the Director first became a Director.

4.3   Effect of Notice.

        A duly filed Election Notice shall be binding upon the Director who filed it, and upon the Corporation, unless and until such Director has filed a subsequent Election Notice to terminate or change his or her election and such subsequent Election Notice has become effective in accordance with the rules set forth in Section 4.4 of the Plan.

4.4   Termination or Change to Election.

  (a)
  Each Member is entitled to terminate or change his or her election specified in any Election Notice filed with the Corporation by filing with the Chief Financial Officer of the Corporation a subsequent Election Notice, provided that no Member shall be entitled to file more than one Election Notice in any calendar year unless specifically authorized by resolution of the Directors. A subsequent Election Notice will become effective at the beginning of the calendar year following the calendar year in which the subsequent Election Notice is filed.

  (b)
  For greater certainty a Member who has filed a subsequent Election Notice to terminate an earlier election by the Member may thereafter again elect in accordance with Section 4.2.

4.5   Timing and Recording of Credits.

  (a)
  Each Member who has filed an Election Notice in accordance with Section 4.2 shall be credited with Deferred Share Units as hereinafter provided in respect of the Annual Board Retainer or Annual Chair Retainer, as applicable, annually in arrears immediately following the annual general meeting of shareholders, while such Election Notice remains in effect.

  (b)
  Deferred Share Units credited to a Member in accordance with any provision of the Plan shall be recorded by the Corporation in the Member's Deferred Share Unit Account (as defined below) as soon as reasonably practicable thereafter.

4.6   Calculation of Number of Deferred Share Units.

        The number of Deferred Share Units credited at any particular time with respect to any amount in respect of which a Member shall have elected pursuant to Section 4.2 will be calculated by dividing such amount by the Market Price on the relevant Annual Payment Date for such amount.

4.7   Deferred Share Unit Account.

        A bookkeeping account, to be known as a "Deferred Share Unit Account", shall be maintained by the Corporation for each Member, in which shall be recorded all Deferred Share Units credited to a Member from time to time.

4.8   Dividends.

        Whenever cash dividends are paid on the Shares, additional Deferred Share Units will be credited to the Member's Deferred Share Unit Account and redeemed in accordance with the terms of Article 5. The number of such additional Deferred Share Units will be calculated by dividing (i) the dividends that would have been paid to such Member if the Deferred Share Units in the Member's Deferred Share Unit Account on the relevant dividend record date had been Shares, by (ii) the closing price of the Shares on the TSX, the NYSE or other stock exchange where the majority of the trading volume and value of the Shares occurs on the date of payment of such dividend. If on such date of payment there is not a closing price of the Shares on any such exchange, then the opening price of the Shares on the TSX, the NYSE or other stock exchange where the majority of the trading volume and value of the Shares occurs on the first available date thereafter will be used for purposes of (ii) above.

4.9   Adjustments.

        In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation's assets to shareholders, or any other changes affecting the Shares, such proportionate adjustments shall be made with respect to the number of Deferred Share Units outstanding under the Plan to reflect such change or changes. Any adjustments shall be made consistent with the applicable requirements of section 409A of the Code.

4.10 No Price Adjustment.

        For greater certainty, no additional Deferred Share Units will be granted to such Member to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Member for such purpose.

ARTICLE 5

REDEMPTION ON RETIREMENT OR DEATH

5.1   Redemption.

        Subject to Section 5.2, the value (determined in accordance with Section 5.2) of the Deferred Share Units credited to a Member's Deferred Share Unit Account shall be redeemed immediately following the earliest to occur of the following events: (i) the Member's "separation from service" (within the meaning of such term under section 409A of the Code) with the Corporation; (ii) the Member's disability (within the meaning of such term under section 409A of the Code); or (iii) the Member's death. (collectively such events shall be referred to as the "Member's Termination Date").

5.2   Payment of Redeemed Amount.

        Subject to applicable income tax, other withholdings as required by law and the 6 month delay set forth in Section 7.5 below, the value of the Deferred Share Units redeemed by or in respect of a Member shall be paid to the Member (or if the Member has died, to his or her estate, as the case may be) in the form of one lump sum cash payment, less the amounts required to be withheld by applicable law, within 30 days following the Member's Termination Date. The amount of the cash payment to be paid to the Member (or if the Member has died, to his or her estate, as the case may be) on redemption, before such withholdings, shall be determined by multiplying the number of Deferred Share Units held by the Member on the Member's Termination Date by the Market Price on such Member's Termination Date.

ARTICLE 6

SHAREHOLDER RIGHTS

6.1   No Shareholder Rights.

        Deferred Share Units are not Shares and will not entitle a Member to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

ARTICLE 7

ADMINISTRATION

7.1   Unfunded Obligation.

        Unless otherwise determined by the Board, the Plan shall remain an unfunded obligation of the Corporation.

7.2   Committee to Administer Plan.

        The Plan shall be administered by the Board with the advice of the Compensation Committee of the Board or such other committee of the Board as the Board may, from time to time, determine to be appropriate.

7.3   Amendment and Termination.

        The Plan may be amended or terminated at any time by the Board, except as to rights already accrued hereunder by the Members. Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Regulations under the Income Tax Act (Canada) or any successor provision thereto.

7.4   Costs of Administration.

        The Corporation will be responsible for all costs relating to the administration of the Plan.

7.5   Section 409A of the Code

        This Plan is intended to comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. All payments to be made upon a termination of employment or service, shall only be made upon a "separation from service" under section 409A of the Code. In no event shall a Member, directly or indirectly designate the calendar year in which payments will be made. All payments under the Plan shall be structured in a manner consistent with the requirements of section 409A of the Code and payments with respect thereto shall only be made in a manner and upon an event permitted under section 409A of the Code and, to the extent required under section 409A of the Code, payments to a Member who is a "specified employee" (within the meaning of such term under section 409A of the Code) upon his or her separation from service shall be postponed and subject to a 6 month delay and shall be paid within 15 days after the end of the 6 month period following separation from service, or if such Member dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of such Member's estate within 60 days after the date of such Member's death. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

ARTICLE 8

ASSIGNMENT

8.1   Assignment.

        A Deferred Share Unit is personal to the Member and is non-assignable. No Deferred Share Unit granted hereunder shall be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of by the Member, whether voluntarily or by operation of law, otherwise than by testate succession or the laws of descent and distribution, and any attempt to do so will cause such Deferred Share Unit to be null and void. During the lifetime of the Member, a Deferred Share Unit shall be redeemable only by the Member and, upon the death of a Member, the person to whom the rights shall have passed by testate succession or by the laws of descent and distribution may redeem any Deferred Share Units in accordance with the provisions of Article 5.

Schedule A to Deferred Share Unit Plan
for Directors of Biovail Corporation (the "Plan")

ELECTION NOTICE

        Please complete one of the following: Section 1 (Election Notice), Section 2 (Election to Change Participation) or Section 3 (Election to Terminate an Earlier Election), and return a signed and dated copy of this Schedule A to the Chief Financial Officer of Biovail Corporation (the "Corporation").

1.     ELECTION NOTICE

        I hereby elect to participate in the Plan on the following basis, commencing with the first annual payment of the first calendar year beginning after the date hereof,(1) unless and until the election is terminated or changed in accordance with a subsequently filed Election Notice, namely, to receive in Deferred Stock Units             % (please insert applicable percentage) of the amount otherwise payable to me in cash in respect of my Annual Board Retainer and             % (please insert applicable percentage) of the amount otherwise payable to me in cash in respect of my Annual Chair Retainer.

2.     ELECTION TO CHANGE PARTICIPATION

        I hereby elect, notwithstanding any previous election in the form of this Election Notice, to change my election with respect to my participation in the Plan, commencing with the first annual payment of the first calendar year beginning after the date hereof, unless and until the election is terminated or changed in accordance with a subsequently filed Election Notice, namely, so as to receive in Deferred Stock Units             % (please insert applicable percentage) of the amount otherwise payable to me in cash in respect of my Annual Board Retainer and             % (please insert applicable percentage) of the amount otherwise payable to me in cash in respect of my Annual Chair Retainer.

3.     ELECTION TO TERMINATE AN ELECTION

        I hereby elect, by marking the box below this paragraph with an "X", to terminate my election under Section 4.2 of the Plan and to receive my Annual Board Retainer and my Annual Chair Retainer in cash commencing with the first annual payment of the first calendar year beginning after the date hereof.

  ☐
  YES, I WISH TO TERMINATE MY MOST RECENT ELECTION UNDER SECTION 4.2 OF THE PLAN.

    I confirm that:

          1.     I have received and reviewed a copy of the terms of the Plan and agreed to be bound by such terms.

          2.     I understand that I will not be able to cause the Corporation to redeem Deferred Share Units granted under the Plan ("DSUs") until I am no longer a Director or an employee of the Corporation.

          3.     I recognize that when DSUs credited pursuant to an election made under Section 1 or 2 of this Election Notice are redeemed in accordance with the terms of the Plan after I am no longer a Director or employee of the Corporation, income tax and other withholdings as required will arise at that time that will be my obligations (and not the Corporation's, except as required by law). Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

          4.     The value of DSUs are based on the value of the common shares of the Corporation and therefore are not guaranteed.

          5.     No funds will be set aside to guarantee the payment of DSUs. Future payment of DSUs will remain an unfunded liability recorded on the books of the Corporation.

          6.     I acknowledge and agree that, as described in greater detail in the Plan, I am not permitted to assign, pledge, charge or otherwise encumber the DSUs granted to me under the Plan.

(1)
If this is the year in which I have first become Director, my participation commences with the next annual payment in the current year if this Election Notice is filed on or before the earlier of (i) thirty days after the date I first became Director, and (ii) the last business day of this calendar year.

            7.       An election filed pursuant to Section 1, 2 or 3 of this Schedule A is required to be filed with the Chief Financial Officer of the Corporation not later than the last business day of the calendar year ending before the particular calendar year in respect of which I am electing to receive any portion of my Annual Board Retainer and/or my Annual Chair Retainer in DSUs rather than cash (or in respect of which I am electing to change or terminate such election, as the case may be).

        The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan in its entirety.

Date	(Signature of Director)

(Name of Director)

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  Exhibit 4.18
BIOVAIL CORPORATION DIRECTORS' DEFERRED SHARE UNIT PLAN
ELECTION NOTICE